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END-GDB(2/99)-01
                   American Skandia Life Assurance Corporation
                       One Corporate Drive, P.O. Box 883,
                           Shelton, Connecticut 06484

                                   Endorsement
                        Guaranteed Minimum Death Benefit

This Endorsement is attached to either an individual deferred annuity or to a certificate representing interest in a group deferred annuity. If attached to a certificate, the term "Owner" below is replaced by the term "Participant."

Effective Date: The effective date for the Death Benefit described in this Endorsement is shown in the Schedule Supplement.

Deletion and Replacement: Any reference to a decedent's (the person upon whose death the Death Benefit is payable) Cut Off Date in the Schedule Supplement is hereby replaced with the field entitled Death Benefit Target Date in the Schedule Supplement attached to this Endorsement.

The Death Benefit provision of the Annuity to which this Endorsement is attached is hereby deleted and replaced with the following. Any other references to the Death Benefit in other provisions of the Annuity are not deleted and replaced.

Death Benefit: In the Accumulation Period, a Death Benefit is payable. If there is more than one Owner, such Owners being natural persons, the Death Benefit is payable upon the first death of such Owners. If the Owner is an entity, the Death Benefit is payable upon the Annuitant's death, if no Contingent Annuitant is named. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, the Contingent Annuitant then becomes the Annuitant and a Death Benefit is not currently payable.

Definitions: Shown below are certain terms describing how the Death Benefit is calculated.

         The "Highest Periodic Value" equals the greatest of all previous "Periodic Values," on or before the earlier of the date of death and the "Death Benefit Target Date."

         The "Death Benefit Target Date" is as shown in the Schedule Supplement.

         "Periodic Value" is the Account Value at the end of each "Applicable Period," plus the sum of all Purchase Payments after the end of the "Applicable Period" less the sum of all "Proportional Reductions" applied against the Highest Periodic Value after the end of such "Applicable Period" and less any "Credits."

         The "Applicable Period" begins on the Initial Applicable Period Beginning Date shown in the Schedule Supplement. Each Applicable Period lasts for the amount of time shown as the Applicable Period in the Schedule Supplement. Each Applicable Period after the first begins when the previous one ends. However, if the Death Benefit has not become payable, the last Applicable Period ends on the Death Benefit Target Date.

         A "Proportional Reduction" is a proportional reduction applied separately to each of the "values being measured", caused by all withdrawals and any charges for optional benefits other than the deductions to pay for this benefit. The proportion equals the proportionate reduction in the Account Value due to the withdrawal as of that date. The "values being measured" are:

                  (1) Purchase Payments accumulated at the Assumed Accumulation Rate shown in the Schedule Supplement less any prior Proportional Reductions accumulated at the Accumulated Interest Rate shown in the Schedule Supplement, as described below in B(1);

                  (2)      The Highest  Periodic  Value,  as described  below in
                           B(2); and

                  (3) The Minimum Death Benefit on the Death Benefit Target Date plus subsequent Purchase Payments and less any subsequent Proportional Reductions after the Death Benefit Target Date, as described below in D.

         "Credits" are amounts we provide pursuant to your Annuity that, in accordance with its terms, are subject to recovery upon the death of the decedent if death occurs within a time period specified in your Annuity. Credits are recovered as provided in your Annuity or any amendment thereto.

Calculation of the Death Benefit: The calculation of the Death Benefit depends on how the Annuity is owned, as follows:

                          For Annuities with One Owner:

If the current Owner dies before the Death Benefit Target Date for One Owner as shown in the Schedule Supplement, the Death Benefit equals the greater of A and B, where:

         A is the Account Value in the Sub-accounts plus the Interim Value in the Fixed Allocations, if applicable, as of the date we receive "due proof of death" and our requirements as described below in "Making a Claim," less any Credits; and

         B is the "Minimum Death Benefit," which is the greater of (1) and (2), where:

           (1) is the sum of all Purchase Payments minus the sum of all Proportional Reductions, each increasing daily to the Owner's date of death at the Assumed Accumulation Rate shown in the Schedule Supplement, subject to a "cap." This "cap" is a specified percentage of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Owner's date of death. The specified percentage is shown in the Schedule Supplement as the "Purchase Payments with Interest Cap."

           (2) is the Highest Periodic Value on or immediately preceding the Owner's date of death less any Credits.

         The Minimum Death Benefit is increased by any Purchase Payments received after the Owner's date of death and decreased by any Proportional Reductions after the Owner's date of death.

If the current Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of C and D, where:

         C is the Account Value as of the date we receive "due proof of death" and our requirements as described below in "Making a Claim" (an MVA may be applicable to amounts in any applicable Fixed Allocations), less any Credits; and

         D is the Minimum Death Benefit as of the Death Benefit Target Date plus the sum of all Purchase Payments on or after such date less the sum of all Proportional Reductions on or after such date and less any Credits. However, Credits will be subtracted only if the Minimum Death Benefit on the Death Benefit Target Date was the Highest Periodic Value.

                     For Annuities with More Than One Owner

If there is more than one Owner, the Death Benefit is calculated according to the rules set out above except that the Death Benefit Target Date is as shown in the Schedule Supplement for More Than One Owner. As noted above, if there is more than one Owner, such Owners being natural persons, the Death Benefit is payable upon the first death of such Owners.

              For Annuities Where the Owner is Not a Natural Person

If the Annuity Owner is not a natural person, the Death Benefit is calculated as described above for Annuities with One Owner, except the term "Annuitant" replaces the term "Owner" and the applicable Death Benefit Target Date is that shown if The Owner is Not a Natural Person in the Schedule Supplement.

Cost of the Benefit: We deduct a charge in arrears for this Guaranteed Minimum Death Benefit. The charge is a percentage of the Death Benefit as of the date the charge is payable. The percentage is shown in the Schedule Supplement. This charge is deducted from your Account Value:

(a)      each anniversary of the Issue Date of your Annuity;
(b) as of the date we transfer your Account Value to our general account in order to begin annuity payments; (c) as of the date of we receive your request at our Office to surrender your Annuity; and (d) as of the date of termination should you elect to end the benefit.

If surrender, annuitization or termination of the Death Benefit occur on other than an anniversary of the Issue Date, the charge is prorated. In the first year after the Issue Date, the charge is prorated from the Issue Date. In all later years, the charge is prorated from the immediately preceding anniversary of the Issue Date.

We deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from any Fixed Allocations to the extent that the Account Value in the variable investment options is insufficient to pay the charge. If the Account Value is insufficient to pay the entire charge then due, we notify you of a 30-day period in which you can pay the amount due. This Guaranteed Minimum Death Benefit remains in effect during that 30-day period. If the Account Value is still less than the amount required to pay the charge by the end of this period, we will then reduce the Account Value to zero and terminate this benefit.

There is no charge after the Annuity Date.

Effective Date after the Issue Date: For purpose of this Death Benefit only, if the effective date shown in the Schedule Supplement is after the Annuity's Issue
Date:

         (1) We treat your Account Value on the effective date of this Endorsement as if it was a Purchase Payment;

(2) We ignore all Purchase Payments and withdrawals that occurred before this Endorsement's effective date; and

         (3)      The  charge  for  this   benefit  is  prorated  to  the  first
                  anniversary of the Issue Date from the effective date of this Endorsement.

Changes After the Issue Date: For purposes of this provision, persons named Owner or Annuitant within 60 days of the Issue Date are treated as if they were Owner or Annuitant on the Issue Date. If a decedent was not named as an Owner or Annuitant as of the Issue Date and did not become such as a result of a prior Owner's or Annuitant's death, the Minimum Death Benefit equals zero for a two-year period from the date such person first became an Owner or Annuitant. After the two-year period is completed, the Death Benefit is the same as if such person had been an Owner or Annuitant on the Issue Date. However, this Guaranteed Minimum Death Benefit provision will terminate if the applicable Owner or Annuitant was older than the maximum issue age on the effective date of this Endorsement.

Making a Claim: The amount of the Death Benefit is determined as of the date we receive In Writing: (a) due proof of death; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the mode of payment of the Death Benefit, if not previously elected by the Owner. The Death Benefit is reduced by any annuity payments made prior to the date we receive In Writing such due proof of death.

Distribution of the Death Benefit: In the event of an Owner's death, the Death Benefit must be distributed within: (a) five years of the date of death; or (b) over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Distribution after an Owner's death to be paid under (b) above, must commence within one year of the date of death.

If the Death Benefit becomes payable prior to the Annuity Date due to an Owner's death and the sole Beneficiary is the Owner's spouse, then in lieu of receiving the Death Benefit, the spouse may elect to be treated as an Owner and continue the Annuity.

During the Payout Period, we distribute any payments due subsequent to an Owner's death or the death of any Owner at least as rapidly as under the method of distribution in effect as of the date of such Owner's death. If the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant. During the Payout Period, subsequent to the death of the Annuitant, we continue to pay any "certain" payments (payments not contingent on the continuance of any life) to the Beneficiary.

Termination of the Guaranteed Minimum Death Benefit. This benefit ends: (a) once annuity payments begin; (b) upon termination of the Annuity due to surrender;
(c) as of the date a Death Benefit is payable pursuant to this Endorsement;  and
(d) upon termination of this benefit. We must receive any request for voluntary termination of this benefit at our Office In Writing. As of the date of such termination, the Death Benefit provisions of your Annuity not contained in this Endorsement apply.




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                                                                       President